EXHIBIT 99.2

Blue Diamond Parts, LLC

Index to Financial Statements

April 30, 2009

Blue Diamond Parts, LLC

Balance Sheet

(Unaudited)

April 30, 2009
Assets
Cash and cash equivalents	$2,378,365
Accounts receivable from Ford	61,568,598
Accounts receivable from Navistar	950,785
Prepaid assets	121,125

Total assets	$65,018,873

Liabilities
Accounts payable to Navistar	$42,522,651
Accrued income taxes	2,601,198
Accrued liabilities	2,544,727

Total liabilities	47,668,576

Members’ equity
Retained earnings	15,385,880
Member contributions	1,964,417

Total Members’ equity	17,350,297

Total liabilities and Members’ equity	$65,018,873

See accompanying notes to financial statements.

Blue Diamond Parts, LLC

Statements of Operations

(Unaudited)

	Six Months Ended April 30,
	2009	2008
Revenues:
Net service revenue	$104,619,206	$107,603,694
Other income	405,522	970,352

	105,024,728	108,574,046

Expenses:
Hired services	3,465,347	3,538,855
Salary and employee benefits	2,075,017	2,249,551
Distribution costs	2,349,861	2,866,003
Marketing and promotional expenses	3,151,952	1,776,611
Finance charges	1,983,231	5,046,163
Systems expense	138,709	162,236
Depreciation expense	—	48,450
Other costs	845,706	673,449

Total expenses	14,009,823	16,361,318

Income before income taxes	91,014,905	92,212,728
Income tax expense (benefit)	(728,482)	939,570

Net income	$91,743,387	$91,273,158

See accompanying notes to financial statements.

Blue Diamond Parts, LLC

Statements of Cash Flows

(Unaudited)

	Six Months Ended April 30,
	2009	2008
Beginning cash and cash equivalents	$5,869,876	$12,545,067
Cash flows provided by operating activities:
Net income	91,743,387	91,273,158
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	—	48,450
Changes in assets and liabilities:
Accounts receivable	(4,621,236)	21,129,528
Prepaid assets	51,156	14,939
Accounts payable	1,433,215	(27,079,356)
Accrued income taxes	325,577	(5,832,630)
Accrued liabilities	(1,334,232)	(917,169)

Net cash provided by operating activities	87,597,867	78,636,920

Cash flows used in financing activities:
Cash distributions to members	(91,089,378)	(53,232,338)

Net cash used in financing activities	(91,089,378)	(53,232,338)

Net (decrease) increase in cash and cash equivalents	(3,491,511)	25,404,582

Ending cash and cash equivalents	$2,378,365	$37,949,649

See accompanying notes to financial statements.

Blue Diamond Parts, LLC

Statement of Members’ Equity

(Unaudited)

	Member Contributions	Retained Earnings	Total
Balance at October 31, 2008	$1,964,417	$14,731,871	$16,696,288
Net income	—	91,743,387	91,743,387
Dividends declared	—	(91,089,378)	(91,089,378)

Balance at April 30, 2009	$1,964,417	$15,385,880	$17,350,297

See accompanying notes to financial statements.

Blue Diamond Parts, LLC

Notes to Financial Statements

April 30, 2009

(Unaudited)

(1)	Summary of Significant Accounting Policies

Nature of Operations

Blue Diamond Parts, LLC (Blue Diamond or the Company) was formed on August 7, 2001 pursuant to the applicable laws of the State of Delaware, as a joint venture (JV) between Ford Motor Company (Ford) and Navistar International Corporation (Navistar) (collectively, the Members). The joint venture manages the sourcing, merchandising, and distribution of various spare parts for vehicles the Members sell in North America. These spare parts are primarily for Navistar diesel engines in Ford trucks, commercial truck parts, and certain parts for F650/750 and LCF trucks produced for Ford by Blue Diamond Truck, S.de R.L. de C.V., which is a separate joint venture between Ford and Navistar. Substantially all of the Company’s transactions are between the Company and its Members.

Effective June 1, 2009, the Company changed its fiscal year from December 31 to October 31. This change in fiscal year has been reflected on a retrospective basis and, accordingly, the Company’s interim financial statements are presented as of April 30, 2009 and for the six months ended April 30, 2009 and 2008. The change in fiscal year is in conjunction with Navistar’s increased equity interest in Blue Diamond. For further discussion, see Note 3, Subsequent Events.

In accordance with the joint venture agreement between the Members, Navistar committed to contribute an estimated $2.0 million to pay for information systems improvements to provide interface capabilities for the Members’ data systems. These improvements are performed by the Members or third parties and then recorded as system expenses on Blue Diamond’s financial statements as incurred. As of April 30, 2009, Navistar had contributed approximately $1.9 million for such systems improvements (including $.5 million of improvements made by Ford and reimbursed from the contributed funds).

The financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied, on a material basis, in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. At April 30 2009, cash equivalents consisted primarily of deposits in money market funds.

Revenue Recognition

Blue Diamond recognizes revenue at the time products are shipped, which is the point at which risks and rewards of ownership are transferred to the customer.

Pursuant to the guidance in Emerging Issues Task Force Issue (EITF) 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, the net service revenue in the Company’s statements of operations represents the net results of certain of its activities based upon an analysis of various factors, including the risks and rewards assumed by the Company related to the selling and distribution of parts.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the statements of cash flows.

No allowance for uncollectible accounts has been provided because management believes that all balances in accounts receivable are collectible.

Property and equipment

Property and equipment are recorded at cost (or at fair value at the date of the contribution for contributed assets) and depreciated over their estimated useful lives using the straight-line method. These assets are being depreciated over estimated useful lives ranging from three to five years.

Core Charges

Certain remanufactured parts purchased by the Company for resale require a refundable core charge. Navistar charges Blue Diamond for this core charge, including a mark up, and Blue Diamond passes this charge (including the mark up) on to Ford. Blue Diamond acts only as a pass-through entity and these charges are not included in the Company’s statements of operations.

Retained Earnings

Net income of the JV is distributed to the Members monthly, unless otherwise determined by the Executive Board, provided, however, that the tax distributions would be made in accordance with the JV operating agreement.

Warranty

Each Member provides its customary service parts warranty with respect to parts distributed by the JV.

Description of Various Expenses

The JV’s expenses are initially incurred by the Members and are passed on to Blue Diamond. These expenses are allocated by the Members to the JV based on actual costs incurred. Management believes that this method is reasonable and approximates what the expenses would have been on a stand-alone basis.

Hired services include the costs associated with the outside field sales organization, including personnel costs, travel, administrative, and other expenses. Hired services also include salary-related costs for other non marketing contract personnel.

Salaries and employee benefits include the costs associated with Member personnel assigned to Blue Diamond.

Distribution costs include expenses related to the movement of parts from source to customer, primarily including labor and overhead, freight, and packaging.

Marketing and promotional expenses cover the expenses for various sales and marketing programs and materials including promotional events, brochures and other printed literature, and branded merchandise giveaways.

Finance charges represent the time value of money the Members have invested in working capital and inventory to support Blue Diamond.

Systems expense includes costs incurred to develop or modify IT systems in support of Blue Diamond.

Income Taxes

The Company is a limited liability company that has elected to be taxed as a partnership for U.S. tax purposes. The taxes included in the Company’s statements of operations relate to estimated state taxes payable at the LLC level. The Company’s operating results for federal income tax purposes are included in the tax returns of the Members.

(2)	Related-Party Transactions

The Company and its Members have entered into several agreements that govern transactions between the parties.

The Company earns revenues based upon distribution of parts to the Members for ultimate sale to third parties. These revenues are at prices negotiated between the Company and the respective Member. All parts distributed pursuant to these transactions are purchased from the Members at prices negotiated by the Company and the respective Member, generally at cost. The net service revenue included in the accompanying statements of operations primarily represents the difference between the negotiated selling prices to the Members, net of certain costs incurred by the Members, and the negotiated costs of parts purchased from the Members.

In addition, each of the Members provides administrative and other support services for which the Company is billed directly by the Members. These services include personnel, accounting and treasury, planning and support, insurance, internal auditing, governmental relations, procurement and distribution support, and other services. The Company is invoiced each month for the services provided and pays an amount equal to the Members’ fully accounted and allocated costs, such fee to be calculated without markup except to the extent required to be paid by applicable law. For the months ending April 30, 2009, $8.2 million was charged for the services purchased from the members.

(3)	Subsequent Events

In January 2009, Ford and Navistar agreed to restructure their ongoing business relationship and settle all existing litigation between the companies. As part of that agreement, Navistar will increase its equity interest in Blue Diamond to 75% (from 49%) and Ford will reduce its equity interest to 25% (from 51%). The effective date of the equity interest transfer is June 1, 2009.